Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Kineta, Inc. on Form S-3 (File No. 333-275309, 333-272326 and 333-269340) and on Form S-8 (File No. 333-268969, 333-256853, 333-252692, 333-252691, 333-237181, 333-230155, 333-223664, 333-218544 and 333-210521) of our report dated March 6, 2025, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kineta, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Kineta, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

March 6, 2025